     U.S. SECURITIES AND EXCHANGE COMMISSION

    Washington, D.C. 20549

FORM 8-K

             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE  SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2004

COMMISSION FILE NUMBER: 000-28739

CELTRON INTERNATIONAL, INC.

      (Exact name of registrant as specified in its charter)

                Nevada

 91-1903590

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---------------------------------

 (State or jurisdiction of incorporation

 (I.R.S. Employer I.D. No.)

 or organization

563 Old Pretoria Road

Midrand, South Africa

S9 1658

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(Address of principal executive offices)

        (Zip Code)

Registrant's telephone number: 2783-785-4584

 ______________________________________________________

     (Former name or former address, if changed since last report)

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On November 1, 2004, the company and its subsidiary, Orbtech Holdings, Ltd., and Orbtech’s subsidiary, CreditPipe (Pty) Ltd ., entered into an agreement with Celtron’s subsidiary, Knight Fuller, Inc., and Knight Fuller’s subsidiary, PayCell, Inc., to sell to PayCell, 50% of CreditPipe’s Postillion Financial Switch, and 50% of the common stock of CreditPipe, with an option to purchase up to 60% of CreditPipe.

The Postillion Financial switch, licensed from Mosaic Software, will enable CreditPipe and PayCell to become their own acquiring house with direct entry into the banking network to switch and effect financial transactions, specifically on mobile commerce and credit card transactions originating form the businesses of CreditPipe and PayCell.

Knight Fuller and PayCell have committed the sum of ZAR 5 million (5 million South African Rand, equivalent to approximately $812,000 USD) to Orbtech and CreditPipe for the establishment of the network, in exchange for ownership of 50% of the license and 50% of the common share capital of CreditPipe, with an additional option to purchase up to 60% of the common share capital of CreditPipe.  The ZAR 5 million is to be paid over a five month period at ZAR 1 million per month, beginning November 1, 2004.

As part of the transaction, Celtron sublicensed to PayCell, all of its mobile credit, mobile e-commerce and cellular credit card and check payment technology for PayCell’s use worldwide, with the exception of the African continent, where PayCell will share the Postillion Switch and payment network with CreditPipe.  The technology, used in conjunction with the Postillion Switch, will enable PayCell to turn cellular telephones into a point-of-sale device for credit card and check transactions worldwide.

Item 7.    Financial Statements and Exhibits

     (a)     Financial Statements of Business Acquired.

Not applicable – Knight Fuller, as a subsidiary of Celtron International, consolidates its financial statements with its parent.

     (b)   Pro forma Financial Information.

Not applicable

     (c)   Exhibits

Exhibit 10.11: Acquisition Agreement between Knight Fuller, Inc. and PayCell, Inc., and Celtron International, Inc., Orbtech Holding (Pty) Ltd., and CreditPipe (Pty) Ltd., dated November 1, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2004

Celtron International, Inc.

     /s/ Allen Harington

_ _____________________________

By: Allen Harington, Chief Executive Officer/Director

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